Exhibit 99.1

RENO, NV--(Marketwire -12/20/11)- Focus Gold Corp. (or "Focus") (OTCQB: FGLD.OB - News) (OTC.BB: FGLD.OB - News) is pleased to announce an agreement to sell the mine dumps on the Cila concession blocks of Focus Gold's Mexican Huicicila project. The waste sites are from previous underground mining operations within the company's concessions and contain lower grade gold and silver. The local private investor will provide Focus $1.0 million USD upon closing which is expected prior to the New Year.

Grant White, CEO of Focus, commented: "Project Manager David Cadwell has been leading our ground team in Mexico by advancing the Huicicila gold-copper project, and the cash proceeds from this sale will allow us to continue work on this enormous property. Since we are exploring a very large gold-copper porphyry system we would not have been looking to process these waste piles ourselves for many years anyways." Mr. White went on to comment about Focus' planned exploration program for 2012: "Ongoing work will continue to define drill targets which will ultimately be tested during a drill program planned for Q2 2012."

About Focus Gold Corporation:

Focus Gold acquires and develops gold mining projects around the world. Focus Gold's current projects include: multiple Nayarit, Mexico claims with a copper-gold porphyry system through the company's wholly owned subsidiary Focus Gold Mexico Corp.; two properties in the Timmins Mining District in Canada through an option agreement with Victoria Gold; and the recently closed acquisition of Metallum Resources PLC, holder of exploration licenses in Northern Ireland, Republic of Ireland and Scotland through the company's wholly owned subsidiary, Focus Celtic Gold Corp. For further information please visit www.focusgoldcorp.com.

Contact: Corporate
Focus Gold Corporation

Grant White
CEO
(416) 593-8034       ext. 2115

Investor Relations:
Circadian Group

Tyler M. Troup
B.Comm
Email: Tyler@Circadian-Group.com
Web: www.Circadian-Group.com
Toll Free:             1-866-865-2780